Exhibit 5.1

126 East King Street Lancaster, PA 17602-2893 Tel 717-299-5201 Fax 717-291-4660 www.barley.com

January 10, 2019

Citizens & Northern Corporation 90-92 Main Street PO Box 58 Wellsboro, PA 16901

                Re:        Merger of Citizens & Northern Corporation and Monument Bancorp, Inc.

Dear Ladies and Gentlemen:

We have acted as counsel to Citizens & Northern Corporation, a Pennsylvania corporation (“C&N”), in connection with the registration under the Securities Act of 1933, as amended, by means of a registration statement on Form S-4 (the “Registration Statement”), of 1,318,062 shares (the “Shares”) of the $1.00 par value common stock of C&N (“C&N Common Stock”), which is the maximum number of shares to be issued by C&N pursuant to the terms of the Agreement and Plan of Merger, dated September 27, 2018 (the “Merger Agreement”), entered into between C&N and Monument Bancorp, Inc. (“Monument”).

The following transactions will occur upon consummation of the Merger Agreement: (i) each of the outstanding shares of the $1.00 par value common stock of Monument ("Monument Common Stock") will be converted into either (a) 1.0144 shares of C&N Common Stock or (b) cash in the amount of $28.10 per share, subject to the caveat that 20% of the outstanding Monument Common Stock shall be converted into the cash consideration; (ii) C&N will merge with Monument, with C&N surviving (the “Merger”); and (iii) Citizens & Northern Bank, the wholly-owned subsidiary of C&N, and Monument Bank, the wholly-owned subsidiary of Monument, will merge, with Citizens & Northern Bank surviving.

Except as otherwise indicated herein, capitalized terms used in this opinion letter are defined and set forth in the Merger Agreement. Our opinions herein are subject to the following conditions and assumptions:

(1) All conditions precedent to the obligations of C&N and Monument, as set forth in the Merger Agreement, will have been satisfied at the time of the Merger;

(2) All covenants required to be performed by C&N and Monument on or before the date of consummation of the Merger, as set forth in the Merger Agreement, will have been performed by them as of such date; and

(3) The Shares of C&N Common Stock will be issued, and the Merger will be consummated, in strict accordance with the terms of the Merger Agreement.

Based upon and subject to the foregoing, we are of the opinion that the Shares of C&N Common Stock to be issued in connection with the Merger are duly authorized, and, when issued as provided in the Merger Agreement, will be legally issued, fully paid and nonassessable.

We hereby consent to the use of this Opinion in the Registration Statement, and we further consent to the reference to our name in the proxy statement/ prospectus included as part of the Registration Statement, under the caption “Legal Matters”.

Very truly yours,
/s/ Barley Snyder
Barley Snyder, LLP